FOR IMMEDIATE RELEASE

Craig M. Hammett - Vice President, Chief Financial Officer    (402) 341-4500
Jeffrey S. Laudin - Manager, Investor Relations               (402) 341-4500


         CalEnergy Sells 17 Million Shares at $37 7/8 Per Share

         OMAHA, NE, October 14, 1997: CalEnergy Company, Inc. ("CalEnergy" or the "Company") (NYSE, PCX and LSE Symbol: CE) announced today the pricing of the public offering of 15 million shares of its Common Stock (the "Common Stock") at $37 7/8 per share in simultaneous United States and international offerings. In addition, 2 million shares of Common Stock are being purchased by a trust affiliated with Walter Scott Jr., the Chairman and Chief Executive Officer of Peter Kiewit Sons', Inc., directly from the Company contemporaneously with or shortly after the closing of the public offering. The Company has also granted the Underwrites an option to purchase up to an additional 2.1 million shares of Common Stock to cover over-allotments. The closing of the public offering is scheduled to occur on October 17, 1997.

         The Company will use the net proceeds from the 15 million share public offering and the 2 million share direct sale, together with the expected proceeds of a subsequent offering of Senior Notes due 2007 and general corporate funds of the Company, to complete the acquisition of all of the interests of Kiewit diversified Group Inc. ("KDG") in the various international power generation projects (the "Joint Venture Energy Projects") which are jointly owned with the Company and managed by the Company, as well as the repurchase of all of KDG's outstanding ownership interests in the Company's Common Stock. The KDG acquisition agreement provides that the Company will pay $1,155,000,000 for KDG's ownership interest in the Joint Venture Energy Projects and the Company's Common Stock. The closing under the KDG acquisition agreement is expected to occur in January, 1998.

         Credit Suisse First Boston Corporation, Lehman Brothers, Donaldson Lufkin & Jenrette Securities Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the managers of the U.S. offering. Credit Suisse First Boston (Europe) Limited, Lehman Brothers International (Europe), ABN AMRO Rothschild, HSBC Investment Bank Plc and UBS Limited are the managers of the international offering.

         A prospectus relating to these securities may be obtained from Credit Suisse First Boston Corporation, Park Avenue Plaza, New York, New York 10055,
(212) 909-2000.

         This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

         The Company, which manages and owns interests in over 5,000 net MW of power generation facilities in operation, construction and development worldwide, currently operates 20 generating facilities and also supplies and distributes electricity to 1.5 million customers.

www.calenergy.com